18f-3 Multiple Class Plan

Addendum to Exhibit II

The Calvert Fund
     Calvert Government Fund
Class A

Maximum Front-End Sales Charge	Maximum 12b-1 Fee

3.75%	0.50%

Class C

Contingent Deferred Sales Charge	Maximum 12b-1 Fee

1.00%	1.00%
(if redeemed within one
year of purchase)

Date: `